Exhibit 99.1

FOR IMMEDIATE RELEASE

First Light Acquisition Group, Inc. Announces the Separate Trading of its shares of Class A Common Stock and Warrants, Commencing November 1, 2021

NEW YORK, NY, October 28, 2021 – First Light Acquisition Group, Inc. (the “Company”) announced that commencing November 1, 2021, holders of the units sold in the Company’s initial public offering of 23,000,000 units may elect to separately trade the shares of Class A common stock and warrants included in the units. Shares of Class A common stock and warrants that are separated will trade on the New York Stock Exchange (“NYSE”) under the symbols “FLAG” and “FLAGW,” respectively. Those units not separated will continue to trade on NYSE under the symbol “FLAGU.” No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained for free by visiting EDGAR on the Securities and Exchange Commission (“SEC”)’s website at www.sec.gov. Alternatively, copies of the prospectus may be obtained, when available, from Guggenheim Securities, LLC, Attn: Equity Syndicate, telephone: (212) 518-9544 or email: GSEquityProspectusDelivery@guggenheimpartners.com.

About First Light Acquisition Group, Inc.

First Light Acquisition Group, Inc., led by William J. Weber, is incorporated as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with a target company that provides technology-enabled solutions with high-growth, mission-critical applications in government and commercial markets.

Forward-Looking Statements

This press release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this press release are forward-looking statements. When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to us or our management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in the Company’s filings with the Securities and Exchange Commission (“SEC”). All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by this paragraph. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the SEC. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

FLAG Investor Relations

IR@firstlightacquisition.com

(202) 503-9255

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